EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Office Depot, Inc. dated February 22, 2011, April 6, 2011, as to the effects of the restatement discussed in Note B (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note B), our report relating to the consolidated financial statement schedule of Office Depot, Inc. dated February 22, 2011, April 6, 2011, as to the effects of the restatement discussed in Note B, and our report relating to the effectiveness of Office Depot, Inc.’s internal control over financial reporting dated February 22, 2011, April 6, 2011, as to the effects of the material weakness identified in our report (which report expresses an adverse opinion on internal control over financial reporting), appearing in the Annual Report on Form 10-K/A of Office Depot, Inc. for the fiscal year ended December 25, 2010.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Boca Raton, Florida

October 25, 2011